EXHIBIT 99.1

FINAL TRANSCRIPT

Conference Call Transcript

SNMX - SENOMYX INC Mid-Year Conference Call

Event Date/Time: Aug. 12, 2004 / 11:00AM ET

Event Duration: N/A

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CORPORATE PARTICIPANTS

Kent Snyder

Senomyx, Inc. - President and CEO

John Poyhonen

Senomyx, Inc. - VP, Chief Financial and Business Officer

Mark Zoller, Ph.D.

Senomyx, Inc. - Chief Scientific Officer and Senior VP of Research

Harry J. Leonhardt, Esq.

Senomyx, Inc. – VP, General Counsel and Secretary

Tony Rogers

Senomyx, Inc. - Senior Director of Finance

Susan Neath

Atkins & Associates - Investor and Public Relations

CONFERENCE CALL PARTICIPANTS

Elise Wang

Smith Barney - Analyst

David Begleiter

Deutsche Bank - Analyst

Mark Monane

Needham & Company - Analyst

David Munno

First Albany Capital - Analyst

PRESENTATION

Operator

Good afternoon and welcome to the Senomyx mid-year conference call.

[Operator Instructions]

I would now like to turn the call over to Susan Neath of Atkins & Associates, the Investor and Public Relations agency working with Senomyx.

Please proceed, ma’am.

Susan Neath - Atkins & Associates - Investor and Public Relations

Good morning. We would like to welcome you to the Senomyx mid-year call update. Participating in this call from Senomyx will be Kent Snyder, President and CEO; John Poyhonen, Chief Financial and Business Officer; Mark Zoller, Chief Scientific Officer; Harry Leonhardt, General Counsel; and Tony Rogers, Senior Director of Finance.

Before we begin, please note that during this — during the course of this call, we may make projections or other forward-looking statements regarding future events or financial performance of the company that involve risks and uncertainties. The company’s actual results may differ materially from the projections described in the press statement.

Factors that might cause such a difference include, but are not limited to, those discussed in our IPO prospectus and quarterly report on Form 10-Q and filed with the SEC. Copies of these documents are available upon request from Investor Relations at Senomyx or may be accessed at our Web site at www.senomyx.com.

I would now like to turn the discussion over to Kent Snyder, President and CEO of Senomyx.

Kent Snyder - Senomyx, Inc. - President and CEO

Thank you, Susan. Thank you very much for joining the Senomyx management team today and welcome to our mid-year update conference call and Webcast. During this call, we will provide you with a general business and financial update followed by a question and answer session.

The last several months have been very important for Senomyx.  During this period of time, we completed our initial public offering; we have made progress in our three key discovery and development programs; and we have strengthened our existing corporate collaborations. On June 25, we completed our IPO of 6 million shares of common stock, resulting in net proceeds to Senomyx of $31.9 million.

In addition, our underwriters exercised an option for an over-allotment of 450,000 shares, which netted the company an additional $2.5 million. As a result of these transactions, our cash balance at the end of June was approximately $44.4 million.

Senomyx scientists continue to make excellent progress with our three key discovery and development programs. In our savory enhancer program, a number of important events have occurred. During the second quarter, our collaborator selected two savory enhancer product candidates, S807 and S336, for development. This resulted in the receipt of a milestone payment from our collaborator. As a result of this selection, Senomyx moved these product candidates into a development phase.

We have now completed the initial toxicology and safety evaluations for S807 and S336, and importantly, we have initiated 90-day rodent toxicology studies for each of these product candidates. We expect to complete the 90-day toxicology studies by the end of this calendar year.

Completion of the 90-day toxicology studies are a significant R&D milestone since these studies provide the pivotal data for our applications to receive the Generally Recognized As Safe, or GRAS, determination for S807 and S336. We expect to submit the GRAS applications to the Flavor and Extract Manufacturers Association, or FEMA, as it is known, by the end of 2004.

An expert panel of toxicologists and other independent scientists established by FEMA will review the applications for S807 and S336 and will determine if these product candidates qualify for GRAS status.

We expect that S807 and S336 will be determined to be GRAS within the first half of 2005. Once GRAS determination is obtained, our collaborators can begin to test market and commercialize products which incorporate S807 and S336. We anticipate first commercial sale of our collaborator’s products, which contain our savory enhancers, to occur in the first half of 2006.

In our sweet enhancer program, we continue to make progress as well. During the second quarter, we demonstrated a taste test that two sweet enhancer lead compounds, S395 and S888, provide for an approximate 1.5 fold enhancement of natural sugars and selected artificial sweeteners.

We continue to optimize these compounds in order to increase their potency and at the same time, we are working on additional chemical classes of sweet enhancers and have begun screening natural compound libraries as well.

Senomyx scientists are making excellent progress in improving the potency of our sweet enhancer compound. One such example is the compound, S1395, which in preliminary testing, has demonstrated an approximate 10-fold increase in potency in our sweet enhancer assay compared to our previous best lead compound.

We will continue optimization to identify new compounds and we’ll continue to conduct taste tests on these new compounds in order to assess the potential sweet enhancing activity. We remain confident that Senomyx, along with our collaborators, will be in a position to select a product candidate for development during the first half of 2005.

In our salt enhancer program, our chemistry efforts are progressing toward the near-term goal of identifying a compound which demonstrates salt enhancement activity and taste tests. We have recently identified two compounds, S589 and S597, which are approximately 5 times more potent in an in vitro assay compared to our previous lead compound, S969. We will continue optimization to identify new compounds and will continue to conduct taste tests on these new compounds in order to assess the potential salt enhancing activity.

We have also continued to work on strengthening our existing corporate collaborations. During the first half of this year, two of our collaborators chose to extend the period of time during which they will provide research funding to Senomyx. Our agreement with Campbell was amended to extend the research funding term until March of 2006, at a higher rate, and our agreement with the Coca-Cola Company was amended to extend research funding until April, 2008.

We believe these extensions are important and that they demonstrate a continued commitment of our partners to our collaborations. We also remain very active on the business developments - with business development initiatives. Currently, we have ongoing discussions with a number of potential collaborators on two fronts.

We have active discussions focusing on new collaborations involving our savory, sweet and salt enhancer programs. These discussions are targeted towards granting rights to companies to use our flavor enhancers in food and beverage categories, which are outside the scope of our current collaborations. In addition, we are talking to potential partners regarding steps in new research programs, targeting other taste receptors.

We expect that new collaborations will result in Senomyx receiving a combination of license fees, milestone payments, R&D funding, and royalties on end-product sales which contain our flavor enhancers. It remains our expectation that we will establish one or two new collaborations by the end of 2004.

At this point, I will ask John Poyhonen, our Chief Financial and Business Officer, to provide a financial overview of Senomyx.

John Poyhonen - Senomyx, Inc. - VP, Chief Financial and Business Officer

Thank you, Kent. I’d like to begin by reviewing our second quarter and first half financial results that were released July 28. As Kent mentioned, we ended the quarter with $44.4 million in cash, cash equivalents and short-term investments, compared to $17.1 million at December 31, 2003.

This figure does not reflect the additional $2.5 million in proceeds from the exercise of the over-allotment which were received in July. Our revenues for the second quarter were $2.2 million compared to $2.2 million for the second quarter of 2003.

For the first half of 2004, our revenues were $4.4 million compared to $4.4 million for the first half of 2003. These revenues were derived from our collaborators with Campbell Soup, Coca Cola, Kraft Foods, and Nestle, in the form of research funding and milestone payments.

Our operating expenses for the quarter were $5.6 million compared to $6.2 million for the second quarter of 2003. For the first half of 2004, our operating expenses totaled $12.9 million compared to $11.7 million for the same period in 2003.

Operating expenses, less expenses associated with stock-based compensation for the six months ended June 30 decreased from $10.3 million for the first half of 2003, to $10 million for the first half of 2004. Stock-based compensation expense was $2.9 million for the six months ended June 30, 2004, and $1.4 million for the six months ended June 30, 2003.

I will provide additional detail on our stock-based compensation expense later in this discussion.

Our net loss for the quarter was $3.4 million, which was favorable compared to our net loss of $3.9 million for the second quarter of 2003. For the first half of 2004, our net loss was $8.4 million compared to a net loss of $7.2 million for the same period in 2003.

I would now like to provide you with financial guidance for the second half of 2004. Looking ahead at the remainder of the year, we expect to achieve full year revenues of at least $8 million during 2004. This figure represents only committed R&D funding, and does not include potential milestones which we may achieve during the second half of 2004.  In addition, it does not include any revenues from potential new collaborations which may occur in the second half of 2004. Providing financial guidance on potential new collaboration is clearly more difficult based on the timing of executing new agreements and the revenue recognition guidelines associated with potential new agreements.

For the full year, we expect total operating expenses in the range of $28.7 million to $29.8 million. These expenses will include expected charges of $6 million to $6.4 million for non-cash stock-based compensation.

Now I will address the specifics associated with the stock-based compensation expense.

Our non-cash stock-based compensation expense is comprised of two components, the amortization of deferred compensation for employees and the expense associated with non-employee stock-based compensation that is valued and expensed in accordance with SFAS 123 and EITF 96-18.

Deferred compensation on the balance sheet as of June 30, 2004, was $5.9 million representing the remaining portion of deferred compensation calculated in connection with our IPO. Of the $5.9 million, $2.1 million is expected to be amortized in the second half of 2004, $2.5 million is expected to be amortized in 2005, $1.1 million in 2006, and $164,000 in 2007, with the remaining portion expected to be amortized in 2008.

With respect to our non-cash stock-based compensation associated with non-employees, we expect to expense between $1 million and $1.4 million in the second half of 2004.

The variability of this range is primarily based on our stock price performance in the second half, as stock price is a significant input in the Black-Scholes model used to value non-employee stock-based compensation.

We expect to end the year with a net loss between $20.4 million and $21.4 million, which includes the non-cash stock-based compensation expense. This equates to a net loss per share of $1.46 to $1.53, based on an assumption of 14 million shares outstanding on a weighted average basis. Our pro forma net loss per share is expected to be $0.92 to $0.97 per share based on an assumption of 22.1 million shares outstanding pro forma.

Pro forma shares outstanding treats the 16.2 million shares of preferred stock converted at the IPO as if they were outstanding common stock during the entire period reviewed.

With respect to our outlook for 2005, we expect to continue to incur a loss, though at a reduced rate from 2004. We expect to provide detailed guidance for 2005 at the beginning of next year as we continue to monitor our discovery and product development activities and progress on additional business development opportunities.

Beyond 2005, we expect to see continued reduction in our net loss as we move towards profitability. I would now like to turn the call back over to the operator. We will open it up for questions.

QUESTION AND ANSWER

Operator

Thank you, John.

The question and answer session will begin at this time.

[Operator Instructions]

Please stand by for your first question.

Mr. Snyder, our first question comes from Elise Wang of Smith Barney. Please proceed.

Elise Wang - Smith Barney - Analyst

Hi, Kent. How are you?

Kent Snyder - Senomyx, Inc. - President and CEO

Good, Elise. How are you?

Elise Wang - Smith Barney - Analyst

I have a couple of questions, actually. First for, perhaps, John, in regards to the guidance. Could you possibly provide us some more details on what the breakdown might be in the operating expenses for R&D and G&A?

John Poyhonen - Senomyx, Inc. - VP, Chief Financial and Business Officer

OK. So the — you’re looking for the guidance for the second half of the year, Elise?

Elise Wang - Smith Barney - Analyst

That is correct.

John Poyhonen - Senomyx, Inc. - VP, Chief Financial and Business Officer

OK. Historically, we run based on an allocation of 70% to 80% of our costs being associated with R&D. We expect during the second half of this year that 75% to 80% of our costs will continue to be associated with R&D expenses.

Elise Wang - Smith Barney - Analyst

And those costs are — when you refer to that historically, are you excluding the stock-based compensation piece as well?

John Poyhonen - Senomyx, Inc. - VP, Chief Financial and Business Officer

Yes, that’s a very good point, Elise. We are excluding that portion. The R&D costs are driven primarily by the salaries, the materials used for optimization, and the costs associated with the 90-day toxicology studies for our savory enhancer program.

Elise Wang - Smith Barney - Analyst

OK. And then in terms of the guidance for the revenues, just to have a better understanding, obviously the milestone is to potentially have one or two collaborations announced by year end. Can you give us some guidance of the type of terms that you have typically put together on one of these deals and what we can expect, therefore, in terms of, perhaps, range of upfront payments and other aspects in terms of the terms of the deal?

John Poyhonen - Senomyx, Inc. - VP, Chief Financial and Business Officer

At this point I don’t believe that we’d be comfortable providing specifics around that. We are very much committed to one to two additional deals in this year, and, really, that’s all we can say at this point, Elise.

Elise Wang - Smith Barney - Analyst

OK. Is it safe to assume, though, it might be similar to some of the other transactions?

Kent Snyder - Senomyx, Inc. - President and CEO

Elise, this is Kent. Our previous transactions primarily involved the payment of research funding and milestone payments once we achieved various points in the research programs. It would be our expectation, if we can do collaborations surrounding our existing programs where we have made progress for the past several years, that we might be able to expect upfront license fees, as I mentioned during my comments.

Elise Wang - Smith Barney - Analyst

OK. That’s very helpful.

And then, also, could you perhaps give us an update in regards to the savory program with Nestle now selecting the two compounds, what type of testing are they doing right now with those lead compounds?

Kent Snyder - Senomyx, Inc. - President and CEO

Mark, would you like to answer that?

Mark Zoller - Senomyx, Inc. - Chief Scientific Officer

Sure. Hi, Elise, it’s Mark Zoller.

Elise Wang - Smith Barney - Analyst

Mark.

Mark Zoller - Senomyx, Inc. - Chief Scientific Officer

So — Nestle is testing these compounds in a variety of product prototypes, and the idea is to start with the testing that we’ve done here, in our own laboratories, and then build with their own sensory and what they call “culinary” groups. And so they’re basically testing these in a variety of product categories that are part of the agreed-upon product categories.

So they’re in the process of doing this and they’ll continue to do this up until the time we get FEMA GRAS, in which case we can start consumer acceptance tests.

Elise Wang - Smith Barney - Analyst

OK. Thank you very much.

Operator

And your next question comes from David Begleiter of Deutsche Bank. Please proceed.

David Begleiter - Deutsche Bank - Analyst

Thank you, good morning. Good morning, Kent.

Kent Snyder - Senomyx, Inc. - President and CEO

Hello.

David Begleiter - Deutsche Bank - Analyst

Kent, as you get the additional collaborations, how scalable is your model in terms of additional people, additional tools, additional license fees that may be incurred if you do get these one to two more collaborations, the impact on ‘05 expenses?

Kent Snyder - Senomyx, Inc. - President and CEO

It’s difficult to project what that will occur. As we would take on additional research programs, there might be additional headcount involved. However, as some of our programs progress, there would be some individuals who would roll off the existing programs onto new programs.

So we don’t expect any significant increases in terms of headcount. I think they would be more moderate in nature.

David Begleiter - Deutsche Bank - Analyst

OK. And just on the sweet program and given the high potencies of 1395, is there potential just to — for Coke just to wait until that makes its way through the initial rounds as opposed to progressing with 395 or 888?

Kent Snyder - Senomyx, Inc. - President and CEO

We consider this latest compound still a lead compound, so we want to continue with our optimization efforts and make sure that the compounds that go into full taste testing have the characteristics that they could ultimately go into food and beverage products, so we are continuing optimization on 1395 and other chemical classes as well.

David Begleiter - Deutsche Bank - Analyst

How long till 1395 is no longer a lead compound and is more of a developmental compound?

Kent Snyder - Senomyx, Inc. - President and CEO

I think that would be dependent upon the results of taste tests, how our testing performs in product prototypes, and so that is difficult to say. But, as we mentioned, we have a full-scale effort aimed at optimizing this compound and other classes as well.

David Begleiter - Deutsche Bank - Analyst

Thank you very much.

Kent Snyder - Senomyx, Inc. - President and CEO

Sure.

Operator

Your next question is from Mark Monane of Needham & Company. Please proceed.

Mark Monane - Needham & Company - Analyst

Hi, good morning, gentlemen.

Kent Snyder - Senomyx, Inc. - President and CEO

Mark.

John Poyhonen - Senomyx, Inc. - VP, Chief Financial and Business Officer

Morning.

Mark Monane - Needham & Company - Analyst

Please, couple questions here. Would you talk about the individual programs and where we are in the timeline? I know that there’s high-throughput screening optimization chemistry and then you going on to develop these novel flavor compounds. Could you tell us where each program is in these — in the various pathways that you’ve nicely outlined?

Kent Snyder - Senomyx, Inc. - President and CEO

Yes, I’d ask Mark to address that question if he would, please.

Mark Zoller - Senomyx, Inc. - Chief Scientific Officer

Hi, Mark. So in the savory program, as we indicated our partner has selected two product candidates for development, and we’re now in the key safety studies, the 90-day toxicology studies, that we aim to complete this year, and then this information and other information gets submitted to the FEMA organization for review, and as Kent indicated, we expect to get FEMA GRAS in the first half of ‘05.

In terms of the sweet program, as he indicated, we are continuing optimization, we have lead compounds. And the latest one is 1395. This is continuing to be evaluated and — in taste tests and, as we indicated, we expect in this case to optimize and then have selection in the first half of ‘05 as well.

And then in the case of the salt program, we continue to make progress. As we’ve indicated, what we’re aiming for is to increase the potency — and continue to increase potency of our lead compounds. 969 was the original top lead, and we have since identified a number of other active molecules, but the two that were mentioned are five times more potent than 969 and are derivatives of 969.

And so it follows — our program on optimization follows to identify more and more potent compounds as we go along. And so here we indicated that we expect to have selection in the second half of ‘05 in the salt program.

Mark Monane - Needham & Company - Analyst

Got it.

Now, the success in one program, like the savory program, portends success in sweet, and salt as well, I know that the sweet and savory programs are modulated by g-protein coupled receptors and the salt program’s a little bit different, but could you talk about how the programs lead to development of the company overall?

Mark Zoller - Senomyx, Inc. - Chief Scientific Officer

Maybe I’ll — this is Mark again — maybe I’ll talk about the science part and then I can turn it back to Kent.

So, as you indicated, you’re correct, that the savory and the sweet programs are actually based on receptors that come from the same protein family of G protein-coupled receptors. And therefore the approach of the savory compounds and the sweet compounds are very similar, and based on the experience that we’ve had with optimizing the compounds for savory, we’re confident and we’ve set the path forward for the sweet compounds.

And you’re correct, the salt program is an alternative target, it’s an ion channel, and while a number of us here have had experience with ion channels as targets, it is an alternative target and the mechanisms and the type of compounds and the type of optimization, what we’re finding is it could be different.

So that’s, basically, from the science standpoint.

Mark Monane - Needham & Company - Analyst

How about a risk management point from the entire company, maybe checking out with that?

Kent Snyder - Senomyx, Inc. - President and CEO

Mark, could you clarify what your question is?

Mark Monane - Needham & Company - Analyst

Oh, I guess — I guess in terms of, speaking of the whole portfolio approach that the company is putting forward, you know, there’s — it looks like the savory program is the most advanced and is going well.

And I guess from the point of view from a company portfolio, risk management point of view, does that lead to — one to be more or less confident with the sweet and salt program, or should we think of them as three separate programs where their leverage is limited?

John Poyhonen - Senomyx, Inc. - VP, Chief Financial and Business Officer

Well, as Mark indicated, the savory and sweet programs, because of the similarities in the receptors — I think you could view as a very similar approach, and based upon our success and experience in the savory program we’re quite confident that the sweet program is going to follow the same type of pathway.

And so that’s why we’ve set our expectation that we will have selection of a product candidate from in the sweet program in the first half of ‘05. But as Mark indicated, the salt enhancer program involves a different type of target and probably could — should be viewed a bit differently.

Mark Monane - Needham & Company - Analyst

OK.

And last question is, in terms of the GRAS status, I don’t know how much familiarity everybody has with GRAS. If you could talk a little about how that differs from the FDA process of the NDA and the BLA and what expectations for regulatory success are based on history over the last year?

Kent Snyder - Senomyx, Inc. - President and CEO

Mark?

Mark Zoller - Senomyx, Inc. - Chief Scientific Officer

Sure, I’ll take that. Again, this is Mark.

The first thing, if we just compare the GRAS process, say, with the NDA process, the pre-clinical portion of the GRAS process is a literature review. We look for structural alerts. These are known potential toxic components on the compounds. We go through a metabolism study, and then we go through an in vivo rodent toxicology study.

No human clinical trials are required, and that’s because there’s existing information about the compounds. We do this pivotal 90-day study, and the levels of the compound that are being used is very, very low.

If you look at, say, a food additive petition, which is what’s done for the artificial sweeteners and the fat substitutes, such as Olestra, that basically goes through the same sort of pre-clinical, but then it, because of the higher levels of use and exposure, it also goes through the human clinical trials, which is why the approval of artificial sweeteners takes a lot longer.

Again, it’s largely because of the higher exposure.

And then if we compare the NDA process, which many people are more familiar with, here the things that we need to do or also have to be done, the whole pre-clinical, the metabolism, the rodent tox. But then you go to the three clinical phases, looking for not only safety but also efficacy.

And so the process for obtaining GRAS, as we’ve indicated, is a 12- to 18-month process. Largely it requires this - the metabolism and the toxicology studies, is what the timeframe is, and the review process by FEMA is very rapid. So it’s submitted within 60 days prior to the FEMA meeting, and they meet three times a year.

The costs are also very low in the case of GRAS. We’re talking about $1 million per compound or less, whereas the latest for an NDA, of course, is in the hundreds of millions of dollars.

The other thing that I think is important to indicate is that virtually all flavors and flavor enhancers in the past 40 years have gone through this FEMA GRAS process. There’s over 2,000 compounds on the FEMA GRAS list and, again, it points to this idea of FEMA having a very well-defined process.

Let me talk about a couple of other things, and that is that there are certain benefits of the FEMA GRAS process. The rapid time to commercialization. Again, following FEMA GRAS, our partners are able to commercialize. As we’ve indicated commercialization will occur 6 to 12 months following FEMA GRAS.

There’s the low development costs. I’ve mentioned that. And then the last thing is that the FEMA GRAS aids in approval in other countries, so seven countries outside of the US recognize FEMA GRAS. And then the FEMA GRAS review also facilitates other — outside of the US as well.

Let’s see if there’s anything I’ve missed. I think that’s probably, basically it.

Mark Monane - Needham & Company - Analyst

Thanks very much for the rich amount of information.

Operator

And your next question comes from David Munno of First Albany Capital. Please proceed.

David Munno - First Albany Capital - Analyst

Thanks for taking my question. I was wondering if you could give us some updates on any new developments in intellectual property, submission or filing of patents, and whether you know of any developments on the competitive front from - any competitors filing patents that would be similar, especially in the T1R receptors?

Thank you.

Kent Snyder - Senomyx, Inc. - President and CEO

I’ll ask Harry Leonhardt to address that question.

Harry Leonhardt - Senomyx, Inc. - General Counsel

Sure, I’d be happy to do that.

On the intellectual property front we actually have had some positive developments in the recent past. In fact, just last week we filed a comprehensive utility patent application that covered our novel sweet and savory compounds and their uses.  This was a very comprehensive patent application involving a number of different classes of compounds and their uses, again, in a variety of different food products that are consistent with the respective agreements that they cover.

The application was broadly filed in the United States, PCT countries, and also certain non-PCT countries, and it contained over 320 claims.

In addition we expect to have some claims allowed this year, in 2004, on one of the earlier file patent applications of the company related to our receptor technology. We expect the case will issue sometime in early 2005.

I am not aware of any issued patents or patent filings that have been published that create any competitive issues for us, but we did address the competitive landscape on the IP front in the IPO prospectus and there is nothing that I’m aware of that has developed since then to create any issues that we’ve seen at this time.

David Munno - First Albany Capital - Analyst

Changing subjects just a little bit, can you talk about the need to develop partnerships or sign new partners in order to get some of the other programs running in umami and sweet and salt for, like, snack food, cereal and ice cereal? Those are some of the things your spoke about back in March.

When you would need to form those partnerships in order to get royalties, let’s say, in ‘07 or ‘08?

Kent Snyder - Senomyx, Inc. - President and CEO

David as — this is Kent. As you may recall from our previous discussions, we’ve granted rights to our existing programs in limited and specified food and beverage categories and we have many remaining categories that are open for licensing.

What that means is that we can take the same sweet enhancer compound that we gave rights to our current collaborators and take the same compound and go to a ice cream company or confectionery company, what have you, and get license fees, milestone payments, etc. for that exact same compound. So we feel very confident that there is a lot of territory that we can move into as well.

The timing of those is hard to predict. As we mentioned, we are in active discussions with a number of companies involving our current programs, but it’s difficult to project exactly when those new programs will be put in — or collaborations will be put in place, but as I mentioned we expect one or two collaborations by the end of this year.

David Munno - First Albany Capital - Analyst

In that case, you expect to have the lead products out on the market and, you know, partially available and then have other companies approach — use those in these other kinds of products?

Kent Snyder - Senomyx, Inc. - President and CEO

Well, it could be — two situations. It could be as we are talking with partners now about granting rights for existing compounds in other fields, so those would occur or could occur presumably before we have GRAS approval.

In addition there could be arrangement that are put in place after GRAS approval.

David Munno - First Albany Capital - Analyst

OK, thank you.

Kent Snyder - Senomyx, Inc. - President and CEO

Sure.

Operator

[Operator Instructions]

At this time there are no further questions, so I’ll turn the conference back to Mr. Snyder to conclude.

Kent Snyder - Senomyx, Inc. - President and CEO

On behalf of the management team, we would like to thank all of the participants who are on the phone for their time and attention and we look forward to speaking with you in the future.

Thank you very much.

Operator

Ladies and gentlemen, this concludes our conference call for today. All parties may disconnect.

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